Exhibit 10aab

Summary of Board of Directors Approved Amendments to Certain Stock Option Plans and Certain Other Employee Benefit or Compensation Plans

On October 27, 2006, the Board of Directors of Rogers Corporation (the “Company”) approved the following:

The term “Fair Market Value” as contained in the Company’s (i) 1988 Stock Option Plan; (ii) 1990 Stock Option Plan; (iii) 1994 Stock Compensation Plan; and (iv) 1998 Stock Incentive Plan, and any and all other employee benefit or compensation plans maintained by the Company to which such change would be relevant (all of the aforementioned plans, including any and all amendments and restatements thereto are referred to herein as the “Plans”) is hereby redefined, to mean the “last” selling price, the price at “close”, or such other equivalent reported price for the Company’s Capital Stock on such date, in each case as quoted in the New York Stock Exchange Composite Transactions in The Wall Street Journal newspaper; provided, however, that if there are no such market quotations for such date, then as determined in good faith by the Company. The effective date for the aforementioned amendments to the Plans was October 27, 2006.